Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

THIRD QUARTER 2008 FINANCIAL RESULTS

Glendale, California – October 28, 2008 – For the quarter ended September 30, 2008, DreamWorks Animation SKG, Inc. (NYSE:DWA) reported total revenue of $151.5 million and net income of $37.4 million, or $0.41 per share on a fully diluted basis. This compares to revenue of $160.8 million and net income of $47.0 million, or $0.47 per share on a fully diluted basis, for the same period in 2007.

To date, Kung Fu Panda has reached approximately $415 million in international box office and over $630 million worldwide, making it DreamWorks Animation’s most successful original film of all time.

“Driven by the film’s exceptional theatrical performance on a worldwide basis, the Company has found in Kung Fu Panda its third franchise,” said Jeffrey Katzenberg, CEO of DreamWorks Animation. “We look forward to continuing our 2008 success with our next theatrical release, Madagascar: Escape 2 Africa, which comes to theaters in the U.S. on November 7th and across the globe this holiday season.”

For the quarter, Kung Fu Panda contributed approximately $63.3 million in revenue, primarily from international box office receipts in the period.

The Company’s 2007 summer blockbuster, Shrek the Third, contributed approximately $32.5 million of revenue to the quarter, driven primarily by international pay television. Through the third quarter, the film reached an estimated 20.5 million home entertainment units shipped worldwide, net of actual and estimated future returns.

Bee Movie, the Company’s 2007 fall release, contributed approximately $27.3 million of revenue to the quarter, driven primarily by domestic pay television. The film reached an estimated 7.5 million units shipped worldwide through the third quarter, net of actual and estimated future returns.

Flushed Away, the Company’s 2006 fall release, and Over the Hedge, the Company’s 2006 summer release, delivered $2.6 million and $2.4 million of revenue, respectively, primarily from international pay and free television.

Library and other revenue contributed approximately $23.4 million of revenue to the third quarter, driven by continued catalogue home entertainment performance and international free television.

Cost of revenue for the quarter equaled $75.5 million. Selling, general and administrative expenses totaled $29.9 million (including approximately $10.0 million of stock compensation expense) as compared to $23.8 million (including $6.3 million of stock compensation expense) for the comparable period of 2007. Selling, general and administrative expenses were higher in the third quarter of 2008 as compared to the third quarter of 2007 due to the ongoing cost of new business initiatives and continued growth of the Company’s annual equity grant program. SG&A for the quarter also included non-cash items of approximately $2.0 million resulting from Roger Enrico’s transition to non-Executive Chairman and the acceleration of depreciation related to the remodeling of the Company’s Glendale campus.

Results for the quarter also included a benefit of $0.03 per share on a fully diluted basis, attributable to the combination of the Company’s tax sharing agreement with a stockholder and finalization of prior year tax returns.

Looking ahead to the remainder of the year, the Company’s fourth quarter results are expected to be driven primarily by the home entertainment performance of Kung Fu Panda, which will be released on DVD and Blu-ray domestically on November 9, 2008.

The Company’s next theatrical release, Madagascar: Escape 2 Africa, is scheduled to open domestically on November 7, 2008. The Company does not expect to generate significant revenue in the fourth quarter from the distribution of this title, as its distributor may not have recouped its upfront marketing and distribution costs.

In addition to results for the quarter, the Company provided an update to its share repurchase program. In the third quarter, the Company purchased approximately $89 million, or 2.9 million shares, at an average per-share price of approximately $30.80. Year to date, the Company has purchased approximately $185 million, or 6.8 million shares, at an average per-share price of approximately $27.20. The Company has approximately $53 million remaining under its current program.

Items related to the earnings press release for the third quarter of 2008 will be discussed in more detail on the Company’s third quarter 2008 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, October 28, 2008, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1093 in the U.S. and (612) 332-0228 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, October 28, 2008. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 961531 as the conference ID number. Both the earnings press release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company anticipates releasing its feature films into both conventional and IMAX® theatres worldwide. The Company has theatrically released a total of sixteen animated feature films, including Shrek, Shrek 2, Shark Tale, Madagascar, Over the Hedge, Shrek the Third, Bee Movie and Kung Fu Panda. Madagascar: Escape 2 Africa opens in theaters on November 7, 2008 and Monsters vs. Aliens on March 27, 2009. Beginning in 2009, all of the Company’s feature films will be produced in stereoscopic 3D technology.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(unaudited)
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$337,905	$292,489
Trade accounts receivable, net of allowance for doubtful accounts	14,967	3,470
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	71,967	272,647
Film costs, net	622,970	541,917
Prepaid expenses and other assets	37,030	47,609
Property, plant, and equipment, net of accumulated depreciation and amortization	103,951	86,772
Deferred taxes, net	48,073	48,664
Goodwill	34,216	34,216

Total assets	$1,271,079	$1,327,784

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$6,162	$3,169
Accrued liabilities	108,496	108,457
Payable to stockholder	55,927	68,371
Income taxes payable	14,832	31,651
Deferred revenue and other advances	46,985	24,561
Borrowings and other debt	70,059	70,059

Total liabilities	302,461	306,268
Commitments and contingencies
Minority interest	2,941	2,941
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 95,211,372 and 93,547,321 shares issued, as of September 30, 2008 and	952	935
December 31, 2007, respectively
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 11,419,461 and 12,984,461 shares issued and outstanding, as of September 30, 2008 and December 31, 2007, respectively	114	130
Additional paid-in capital	865,113	831,115
Retained earnings	593,706	502,763
Less: Class A Treasury common stock, at cost, 17,027,042 and 10,445,278 shares, as of September 30, 2008 and December 31, 2007, respectively	(494,208)	(316,368)

Total stockholders’ equity	965,677	1,018,575

Total liabilities and stockholders’ equity	$1,271,079	$1,327,784

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenues	$151,525	$160,751	$450,227	$476,950
Costs of revenues	75,518	70,028	248,101	234,152

Gross profit	76,007	90,723	202,126	242,798
Selling, general and administrative expenses	29,872	23,826	84,043	77,062

Operating income	46,135	66,897	118,083	165,736
Interest income, net	2,312	6,571	7,769	19,224
Other income, net	1,444	1,478	3,301	4,361
Increase in income tax benefit payable to stockholder	(7,760)	(21,968)	(25,200)	(51,694)

Income before income taxes	42,131	52,978	103,953	137,627
Provision for income taxes	4,780	5,936	13,010	13,407

Net income	$37,351	$47,042	$90,943	$124,220

Basic net income per share	$0.42	$0.47	$1.00	$1.22
Diluted net income per share	$0.41	$0.47	$0.99	$1.22
Shares used in computing net income per share
Basic	89,281	99,367	90,667	101,593
Diluted	90,665	99,891	91,755	102,043

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
	(in thousands)
Operating activities
Net income	$90,943	$124,220
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film costs	225,884	219,949
Stock compensation expense	28,533	25,467
Depreciation and amortization	10,381	6,829
Revenue earned against deferred revenue and other advances	(58,419)	(65,478)
Deferred taxes, net	591	(26,953)
Change in operating assets and liabilities:
Trade accounts receivable	(11,497)	(3,049)
Receivable from Paramount	200,680	105,307
Film costs	(303,704)	(289,035)
Prepaid expenses and other assets	11,120	(29,999)
Accounts payable and accrued liabilities	2,910	52,714
Payable to stockholder	(12,444)	29,852
Income taxes payable, net	(16,991)	25,249
Deferred revenue and other advances	88,877	60,512

Net cash provided by operating activities	256,864	235,585

Investing activities
Purchases of property, plant and equipment	(34,088)	(5,466)

Net cash used in investing activities	(34,088)	(5,466)

Financing Activities
Purchase of treasury stock	(177,840)	(194,356)
Other	480	1,617

Net cash used in financing activities	(177,360)	(192,739)

Increase in cash and cash equivalents	45,416	37,380
Cash and cash equivalents at beginning of period	292,489	506,304

Cash and cash equivalents at end of period	$337,905	$543,684

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net	$29,271	$14,835

Cash paid during the period for interest, net of amounts capitalized	$719	$—